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                                                                   EXHIBIT 10.27

             SUMMARY OF RAYTHEON COMPANY EXECUTIVE SEVERANCE POLICY

     Upon the approval of the Management Development and Compensation Committee of the Board of Directors, the Company instituted an Executive Severance Policy (the "Severance Policy") for the purpose of continuing the payments of compensation of executive officers for designated periods upon their separation from the Company.

     Specifically, the Severance Policy provides for various levels of continued compensation for the Chief Executive Officer (a "Level 1 Executive"), Chief Operating Officer and President ("Level 2 Executives"), Company Executive Vice President, Company Senior Vice President ("Level 3 Executives"), Company Elected Vice President on the Executive Leadership Team ("Level 4 Executives"), Company Elected Vice President ("Level 5 Executives"). The Severance Policy shall apply to such executive officers, unless the continuation of compensation pursuant to the Severance Policy is otherwise addressed in a superceding written Severance Agreement, Employment Agreement, Change in Control Severance Agreement, Transition Agreement or similar agreement.

     Unless otherwise provided in a superceding agreement with the Company, each of the executive employees referenced above, will receive continued financial services, life insurance, excess liability insurance, participation in the Executive Health Program, participation in the Executive Registry and use of a leased automobile in accordance with the Company's Executive Benefits Program. These executive employees will also receive the following additional compensation upon a change in control or their separation from the Company:

     Level 1 Executive: cash payment of three (3) times the executive's base salary and annual incentive bonus target upon a change in control of the Company; or if separated from the Company for any reason other than "cause," or "disability" or "death," a cash payment of three (3) times the executive's base salary and annual incentive bonus target and the continuation of three (3) years of existing benefits and perquisites awarded in accordance with the Company's Executive Benefits Program.

     Level 2 Executive: cash payment of three (3) times the executive's base salary and annual incentive bonus target upon a change in control of the Company; or if separated from the Company for any reason other than "cause," or "disability" or "death," a cash payment of two (2) times the executive's base salary and annual incentive bonus target and the continuation of two (2) years of existing benefits and perquisites awarded in accordance with the Company's Executive Benefits Program.

     Level 3 Executive: cash payment of three (3) times the executive's base salary and annual incentive bonus target upon a change in control of the Company; or if separated from the Company for any reason other than "cause," or "disability" or "death," a cash payment of two (2) times the executive's base salary and annual incentive

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bonus target and the continuation of two (2) years of existing benefits and perquisites awarded in accordance with the Company's Executive Benefits Program.

     Level 4 Executive: cash payment of two (2) times the executive's base salary and annual incentive bonus target upon a change in control of the Company; or if separated from the Company for any reason other than "cause," or "disability" or "death," a cash payment of one (1) times the executive's base salary and annual incentive bonus and the continuation of one (1) year of existing benefits and perquisites awarded in accordance with the Company's Executive Benefits Program.

     Level 5 Executive: cash payment of one (1) times the executive's base salary and annual incentive bonus and the continuation of one (1) year of existing benefits and perquisites awarded in accordance with the Company's Executive Benefits Program, if separated from the Company for any reason other than "cause," or "disability" or "death".